Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS 2008 FOURTH QUARTER AND YEAR TO DATE

POWHATAN, VA., February 24, 2009 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) had after tax core earnings of $424,634 in the fourth quarter 2008 before a non-cash write-down of the bank’s residual investment in Fannie Mae and Freddie Mac (“the GSE”) preferred stock of $1,049,050, and recording a tax benefit of approximately $6,088,400 related to the bank’s third quarter non-cash impairment write-downs of the cost of its GSE and Lehman investments, and in the fourth quarter, the residual GSE book value. At September 30, 2008, the Company appropriately wrote down its carrying value of the GSE’s to their market value of $1,049,050. At the end of the fourth quarter, the GSE’s market value had declined further to approximately $326,100, however the Company elected to write-off all of its remaining book value in this investment as of December 31, 2008. The two impairment write-downs generated tax benefits of almost $6.1 million all of which were recognized in the fourth quarter 2008, accordingly the Company reported net income of $5,464,045, or $2.11 per average common diluted share, compared to $1,009,539, or $0.39 per average common diluted share in the fourth quarter of 2007. For the full year 2008, the Company reports a net loss of $9,624,714 or $(3.73) per basic and diluted share compared to income of $3,988,711 or $1.56 per basic and $1.54 per diluted share in 2007.

Through 2008, and especially during the fourth quarter, lower U.S. Treasury rates coupled with highly competitive local markets for deposits, and the absence of $19 million in earning assets due to the GSE situation, resulted in continued compression of the fully tax equivalent net interest margin which declined to 2.86 percent in the fourth quarter resulting in a margin of 3.16 percent for the year, compared to 3.52 percent and 3.60 percent respectively in 2007. Given the overall economic situation, the Company strengthened its allowance for loan losses with a provision of $370,000 in the fourth quarter, bringing the total reserve to $3.8 million or 1.29 percent of loans, from 1.10 percent in the prior year.

For the full year 2008, the return on average assets was -1.95 percent versus the prior year’s 0.87 percent; the return on shareholders’ equity was -32.45 percent compared to 10.60 percent in 2007; average shareholders’ equity was $29.7 million versus the prior year’s average of $37.6 million. For the fourth quarter 2008, average shareholders’ equity was $15.3 million compared to $37.9 million for the comparable period of 2007, largely due to the reported GSE impairment loss and to a lesser extent, an increase in the net unrealized securities losses recorded as a component of Other Comprehensive Income in accordance with SFAS 115. The book value of a share of common stock at December 31, 2008 was $7.82 compared to $14.35 at year end 2007.

For the full year 2008, excluding the non-cash impairment write-downs, net income was $2,849,220 a decline of $1,139,491 or 28.6 percent compared to $3,988,711 for 2007. As presented, 2008 reported basic loss per share was $(3.73) but exclusive of the write down, would have been $1.10 versus $1.56 for 2007. On a fully diluted basis, 2008 year-to-date reported earnings per share were $(3.73) but again, exclusive of the write down would have been $1.10 versus the prior year to date of $1.54. The 2008 return on average assets was -1.95 percent and excluding the write-down was 0.58 percent versus the prior year’s 0.87 percent. The year-to-date return on shareholders’ equity was -32.45 percent and exclusive of the write-down was 9.61 percent, compared to 10.6 percent in 2007.

The fully tax equivalent net interest income in the fourth quarter 2008 was $ 3.29 million, a decrease of $640,530 or 16.3 percent compared to $3.93 million in the fourth quarter of 2007. The tax equivalent net interest margin was 2.86 percent for the quarter compared to 3.52 percent in the fourth quarter of 2007. For the year-to-date, the tax equivalent net interest margin was 3.16 percent versus 3.60 percent in 2007. The decrease in the net interest margin is due to compression resulting from interest rate cuts by the Federal Reserve, given the higher amount of earning assets with variable interest rates tied to prime than corresponding variable funding sources. This situation was further affected by the absence, due to their write-off, of $19 million in GSE and Lehman formerly earning assets.

Non-interest income for the fourth quarter 2008 was $851,907 a 16.5 percent decrease compared to $1,020,537 in the prior year’s fourth quarter. The categories with significant changes versus the prior year were deposit fees and charges, down 8.9 percent to $472,812; secondary mortgage market loan fees were up 205.8 percent to $43,293; investment and insurance sales commissions, down 68.3 percent to $35,220; realized gains on securities available for sale was down 77.8 percent to $23,246; while other miscellaneous income was up 8.7 percent to $53,488.

Non-interest expense totaled $4.3 million in the fourth quarter 2008. This includes the $1,049,050 non-cash write-off of the residual investment in Fannie Mae and Freddie Mac preferred stocks recognized in the fourth quarter. Excluding this write-down, non-interest expense was $3.2 million, representing a decline of $107,319 or 3.2 percent compared to $3.3 million in the fourth quarter of 2007. The total decrease can be attributed to the combination of reductions in salaries and benefits of $267,945 or 14.7 percent plus an increase the total of all other non-interest expenses of $160,626 or 4.8 percent. The bank’s efficiency ratio was 102.7 percent for the quarter and 173.6 percent for the year 2008, however excluding the GSE write-downs the efficiency ratio was 77.4 percent for the quarter and 70.9 percent for the year 2008.

On a linked-quarter basis, comparing the third and fourth quarters of 2008, excluding the effect of the non-cash impairment write-downs, net income in the fourth quarter was $424,634, down $194,870 or 31.5 percent from $619,504 in the third quarter of 2008; fully diluted earnings per share, excluding the write-downs would have been $0.16, down $0.08 or 33.3 percent from $0.24 in the prior quarter; taxable equivalent net interest income was $3.29 million down $408,277 or 11.0 percent versus $3.70 million; the tax equivalent net interest margin was 2.86 percent compared to 3.08 percent, the return on assets was 0.35 percent compared to 0.50 percent; while the return on shareholders’ equity improved to 11.07 percent from 8.33 percent.

The loan loss provision was $370,000 in the fourth quarter and $1,250,000 for the year, compared to a provision of $180,000 in the fourth quarter and full year of 2007. Total nonperforming assets at year end were $12.8 million versus $4.1 million in 2007. On a linked quarter basis the fourth quarter total increased to $12.8 million from $10.2 million in the third quarter. Total nonperforming assets consist of $10.4 million in non accrual loans, $1.2 million in other real estate and $1.2 million in 90 day past due loans. The reserve for loan losses represents 1.29 percent of total loans, up from 1.21 in the prior quarter and 29.73 percent of quarter-end nonperforming assets.

Average earning assets for the fourth quarter were $460.2 million an increase of $13.2 million or 2.9 percent compared to $447.0 million in the corresponding quarter last year. Average loan balances increased to $294.1 million, an increase of $37.6 million or 14.6 percent from the prior year’s fourth quarter average balances of $256.6 million. The bank’s investment securities portfolio decreased by $27.1 million or 14.2 percent averaging $162.9 million for the quarter compared with the prior year’s quarterly average of $190.0 million. Average overnight funds sold increased by $0.2 million or 732.2 percent from $28.8 thousand in the comparable quarter of last year. Deposits again reflect moderate runoff, averaging $351.7 million for the quarter a $13.9 million or 3.8 percent decrease versus last year’s fourth quarter average of $365.6 million. Total borrowings increased by 59.4 percent during the fourth quarter to average $111.6 million compared to $70.0 million in the fourth quarter of 2007. Average total assets grew by $5.4 million or 1.1 percent to $481.9 million from $476.5 million last year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented “We are in the midst of truly unprecedented economic times. The Company’s performance, notwithstanding the $19 million write off of our investments in Fannie Mae and Freddie Mac Preferred Stock, appears to have stabilized. Loan growth while strong in the past, has slowed. That, coupled with modest deposit shrinkage is reflected in our continued

reliance on wholesale funding. We continue to focus on our funding costs. We are adjusting the composition of our borrowings to lessen or minimize the impact of margin compression in view of the prospect of a continued low interest rate environment. Given the weakness evident in our local economy it is no surprise that our non-performing assets have increased, but we have added over $1.2 million to our reserve for loan losses, and we anticipate continuing to add to our reserves at the same or greater rate in the future. Central Virginia Bank, the Company’s principal subsidiary, remains well capitalized, with total regulatory capital in excess of $40 million. In addition, on January 30, 2009, our parent company, Central Virginia Bankshares, Inc. raised $11.4 million in additional capital through the sale of preferred stock to the United States Treasury under the TARPS Capital Purchase Program. Given these extraordinary times, we are taking extraordinary measures to increase our earning capacity while reducing our non-interest expenses in order to maximize our profitability. We expect 2009 as well as part of 2010 will be difficult but not impossible years. Central Virginia Bankshares, Inc. has the ability and the resolve to successfully overcome the challenges that lie ahead of us.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year-old, $486 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Virginia.

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT:	Charles F. Catlett, III
Senior Vice President & Chief Financial Officer
804-403-2002

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. (Unaudited)	Fourth Quarter		Year to Date
	2008	2007	2008	2007

Net Income (Loss)	5,464,045	1,009,539	(9,624,714)	3,988,711
Interest & Fees on Loans	4,646,299	5,217,904	19,483,893	19,505,965
Interest on Investments & Funds Sold	2,190,757	2,702,232	10,030,322	11,107,406
Interest on Deposits	2,773,018	3,320,971	11,807,972	13,387,997
Interest on Borrowings	853,824	843,669	3,423,064	2,414,040
Net Interest Income (FTE)	3,291,334	3,931,864	14,862,406	15,505,520
Non Interest Income	851,907	1,020,536	3,537,178	3,542,054
Loan Loss Provision	370,000	180,000	1,250,000	180,000
Interest Expense	3,626,842	4,164,640	15,231,036	15,802,037
Non Interest Expense	4,254,273	3,312,542	31,942,781	13,138,359

Period End Balances:
Investment Securities	145,941,837	177,572,261
Fed Funds Sold	0	186,000
Loans (net of Unearned Discount)	293,405,736	265,848,637
Loan Loss Reserve	3,796,458	2,912,082
Non Interest Bearing Deposits	33,784,800	41,772,145
Total Deposits	347,963,136	358,760,527
Borrowings	114,957,142	86,742,530
Assets	486,268,276	485,221,104
Period End Shareholders Equity	20,308,162	36,864,084

Average Balances:
Total Assets	481,887,763	476,510,323	492,698,431	460,124,824
Earning Assets	460,214,272	447,040,636	469,635,596	430,161,301
Investment Securities	162,951,670	190,017,281	182,996,782	187,415,181
Federal Funds Sold	239,543	28,783	125,959	9,734,452
Loans (net of Unearned Discount)	290,552,402	253,723,710	281,763,624	229,744,022
Non Interest Bearing Deposits	37,681,595	44,403,323	39,839,175	43,592,342
Total Deposits	351,671,472	365,606,154	359,493,428	370,116,849
FHLB Overnight Advances	14,891,304	155,978	12,543,732	39,315
FHLB Term Borrowings	45,000,000	39,673,913	45,000,000	36,178,082
Fed Funds Purchased & REPO	39,593,875	25,057,162	35,948,064	8,361,832
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Shareholders Equity	15,343,058	37,885,904	29,657,054	37,631,824
Average Shares Outstanding - Basic	2,589,444	2,561,108	2,579,812	2,553,760
Average Shares Outstanding - Fully Diluted	2,589,444	2,591,150	2,579,812	2,583,652

Asset Quality:
Charged Off Loans	176,086	78,232	428,110	222,526
Recoveries	14,024	14,747	62,486	65,113

Non Performing Assets at Period End:
Non-Accrual Loans	10,422,032	2,360,794
Loans Past Due 90 Days or More	1,175,190	1,757,544
Other Non Performing Assets	0	0
Other Real Estate	1,172,972	0

Total Non Performing Assets	12,770,194	4,118,338

Per Share Data & Ratios:
Net Income (Loss) Per Share - Basic	$2.11	$0.39	$(3.73)	$1.56
Net Income (Loss) Per Share - Fully Diluted	$2.11	$0.39	$(3.73)	$1.54
Period End Book Value Per Share	$7.82	$14.35
Return on Average Assets	4.54%	0.85%	(1.95%)	0.87%
Return on Average Equity	142.45%	10.66%	(32.45%)	10.60%
Efficiency Ratio	102.68%	66.89%	173.61%	68.98%
Average Loans to Average Deposits	83.64%	70.17%	79.30%	62.84%
Reserve for Loan Losses / Loans EOP	1.29%	1.10%
Net Interest Margin (FTE)	2.86%	3.52%	3.16%	3.60%